Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE FIRST QUARTER 2011

■ First Quarter 2011 Revenue:	$1 billion; up 18%
■ First Quarter 2011 Operating Income:	$90 million; up 33%
■ First Quarter 2011 EPS:	40 cents vs. 29 cents

LOWELL, ARKANSAS, April 13, 2011 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record first quarter 2011 net earnings of $50.1 million, or diluted earnings per share of 40 cents vs. first quarter 2010 net earnings of $37.5 million, or 29 cents per diluted share.

Total operating revenue for the current quarter was $1 billion, compared with $845 million for the first quarter 2010.  All four segments contributed to this increase in operating revenue.  Load growth of 15% in Intermodal (JBI) helped drive a 23% increase in segment revenue.  Our Integrated Capacity Solutions (ICS) and Dedicated Contract Services (DCS) segments increased operating revenue by 22% and 15%, respectively, while Truck (JBT) segment revenue rose 6%.  Current quarter total operating revenue, excluding fuel surcharges, increased 13% vs. the comparable quarter 2010.

Operating income for the current quarter totaled $90 million vs. $67 million for the first quarter 2010.  All of our segments contributed to this increase in operating income with JBI accounting for more than $15 million of the increase and JBT more than $5 million, while ICS and DCS combined to add approximately $2 million.  Insurance and claims costs were lower during the current quarter vs. 2010, partly due to reduced accident severity.

Net interest expense for the current quarter rose $1.9 million, primarily due to higher debt levels.  As previously announced, we entered into a new three year, unsecured $200 million senior term loan agreement on March 28, 2011.  The effective income tax rate for the quarter was 38.5% in both 2011 and 2010.

  “Our blend of complementary and diversified services resulted in a 34% increase in earnings over the same period last year and a record high for any first quarter.  We leveraged our ability to create value for our customers by continuing the cost effective assignment of assets and services.  With the effects of winter weather and rapidly rising fuel costs, it was a tough quarter to get through as well as we did.  Our great people in the business segments and in the corporate support groups got it done.  I am very proud of the entire team,” said John N. Roberts, JBHT President and CEO.

Segment Information:

Intermodal (JBI)
■	First Quarter 2011 Segment Revenue:	$577 million; up 23%
■	First Quarter 2011 Operating Income:	$62.6 million; up 32%

Strong first quarter demand drove load growth of 15% over the prior year.   Higher fuel prices and capacity shortages in the truck market helped push our Eastern network growth up 28%.  Transcontinental growth has maintained a steady 10% growth pace.

An extremely harsh winter impacted rail service in several markets during the current quarter.  While customers were affected by service interruptions, we believe that the overall impact on volume was minimal.   Expanded service offerings into Mexico, as well as newly opened lanes in the Eastern Network, continue to expand the geography where Intermodal can assist its customers.  The added dimension of selling our Intermodal service through our ICS business unit is expanding our reach with smaller customers.

The first quarter bid season showed indications of continued strong growth in JBI, as well as favorable pricing results.  Most of the first quarter 2011 bids will implement during the second quarter this year.  Pricing results for the current quarter reflected a 4% increase in base price over the prior year.

We had approximately 48,300 containers and trailers at the end of the period. Our Intermodal service network is constantly being reviewed and improved to reduce empty miles in our dray fleet as well as our rail operations.  Our dray operations continued to show improvement in both productivity and safety, contributing to our earnings growth.   The company controlled dray fleet currently exceeds 2,600 units.

Dedicated Contract Services (DCS)
■	First Quarter 2011 Segment Revenue:	$238 million; up 15%
■	First Quarter 2011 Operating Income:	$18.6 million; up 1%

DCS revenue increased 15% during the current quarter while revenue excluding fuel surcharges increased 10%.  Productivity increased 1% vs. 2010, impeded by the inclement weather in the first half of the current quarter.  We define productivity as revenue per truck per week, excluding fuel surcharges.  Revenue in our delivery and replenishment channels continued to increase vs. same quarter 2010.  The increases in delivery and replenishment channels relate to both new contracts awarded in each channel and a significant increase in demand at existing accounts. This combination of new contracts plus significant demand from our current customer base has created a need to purchase additional revenue equipment, as well as continue to transfer other assets from existing, underperforming accounts.

Operating income increased 1% vs. the same quarter 2010.  A customer bankruptcy also reduced DCS operating income by $1.6 million during the current quarter.

Truck (JBT)
■	First Quarter 2011 Segment Revenue:	$119 million; up 6%
■	First Quarter 2011 Operating Income:	$5.8 million vs. $0.6 million

JBT reported revenue of $119 million vs. $113 million in the same quarter 2010.  The current quarter showed unseasonably strong demand in each month.  Weather also contributed to tight capacity and caused some unexpected costs that negatively impacted JBT’s operating income. Excluding fuel surcharges, revenue for the current quarter increased by 1.2% despite a 12% reduction in tractors year over year.  At the end of the current quarter our tractor count was 2,497 compared to 2,831 in 2010.

Rate per loaded mile, excluding fuel surcharges, increased approximately 9% over the same period last year on a 4% longer length of haul, multiplying the effect of the year-over-year rate change.  Rates from consistent shippers improved year-over-year by 4%.

Fuel prices increased significantly throughout the current quarter.  In periods of steadily increasing fuel prices, surcharge programs cannot totally offset actual costs.  We continuously perform comprehensive reviews of customer base pricing.  In the current quarter, we expanded our approach to also focus on fuel surcharge programs that fail to recover extraordinary fuel cost increases.

Integrated Capacity Solutions (ICS)
■	First Quarter 2011 Segment Revenue:	$75 million; up 22%
■	First Quarter 2011 Operating Income:	$2.6 million; up 126%

ICS revenue increased 22% vs. first quarter 2010 primarily due to an 11% increase in load volume and higher pricing in both our contractual and transactional business. Gross profit (gross revenue less purchased transportation expense) increased 22% to $11 million from first quarter 2010.  Gross profit margin declined slightly to 14.7% in the current quarter vs. 14.8% last year due to increased rates paid to carriers from tighter supply and increased fuel costs.  ICS’s carrier base increased 14% and our end of period employee count remained relatively flat compared to first quarter 2010.

Cash Flow and Capitalization:
At March 31, 2011, we had a total of $698 million outstanding on various debt instruments compared to $541 million at March 31, 2010, and $654 million at December 31, 2010.

Our net capital expenditures for the first quarter 2011 approximated $112 million compared to $48 million for the first quarter 2010.  At March 31, 2011, we had cash and cash equivalents of $5.4 million.

During the current quarter we used $55 million to purchase approximately 1.3 million shares of our common stock.  At March 31, 2011, we had approximately $194 million remaining under a previously announced $500 million share repurchase authorization.  Actual shares outstanding at March 31, 2011 approximated 120 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2010. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$831,600		$736,826
Fuel surcharge revenues	169,180		107,847
Total operating revenues	1,000,780	100.0%	844,673	100.0%

Operating expenses
Rents and purchased transportation	453,705	45.3%	374,769	44.4%
Salaries, wages and employee benefits	232,027	23.2%	208,295	24.7%
Fuel and fuel taxes	108,975	10.9%	80,377	9.5%
Depreciation and amortization	51,357	5.1%	48,012	5.7%
Operating supplies and expenses	36,648	3.7%	36,042	4.3%
Insurance and claims	9,847	1.0%	11,551	1.4%
General and administrative expenses, net of asset dispositions	6,880	0.7%	6,659	0.8%
Operating taxes and licenses	6,648	0.6%	6,534	0.8%
Communication and utilities	4,870	0.5%	4,994	0.6%
Total operating expenses	910,957	91.0%	777,233	92.0%
Operating income	89,823	9.0%	67,440	8.0%
Net interest expense	8,434	0.9%	6,494	0.8%
Earnings before income taxes	81,389	8.1%	60,946	7.2%
Income taxes	31,294	3.1%	23,464	2.8%
Net earnings	$50,095	5.0%	$37,482	4.4%
Average diluted shares outstanding	123,966		130,397
Diluted earnings per share	$0.40		$0.29

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$576,903	58%	$468,644	55%
Dedicated	238,456	24%	207,908	25%
Truck	119,097	12%	112,814	13%
Integrated Capacity Solutions	74,745	7%	61,165	7%
Subtotal	1,009,201	101%	850,531	101%
Intersegment eliminations	(8,421)	(1%)	(5,858)	(1%)
Consolidated revenue	$1,000,780	100%	$844,673	100%

Operating income

Intermodal	$62,638	70%	$47,468	70%
Dedicated	18,616	21%	18,356	27%
Truck	5,835	6%	600	1%
Integrated Capacity Solutions	2,579	3%	1,143	2%
Other (1)	155	0%	(127)	(0%)
Operating income	$89,823	100%	$67,440	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2011	2010

Intermodal

Loads	279,346	243,120
Average length of haul	1,741	1,788
Revenue per load	$2,065	$1,928
Average tractors during the period *	2,702	2,372

Tractors (end of period)
Company-owned	2,648	2,373
Independent contractor	88	9
Total tractors	2,736	2,382

Net change in trailing equipment during the period	2,600	(520)
Trailing equipment (end of period)	48,266	39,650
Average effective trailing equipment usage	45,847	39,180

Dedicated

Loads	345,653	323,437
Average length of haul	201	199
Revenue per truck per week**	$4,004	$3,756
Average trucks during the period***	4,652	4,364

Trucks (end of period)
Company-owned	4,340	4,023
Independent contractor	20	27
Customer-owned (Dedicated operated)	353	333
Total trucks	4,713	4,383

Trailing equipment (end of period)	11,241	9,940
Average effective trailing equipment usage	12,727	12,020

Truck

Loads	106,263	118,962
Average length of haul	533	514
Loaded miles (000)	56,206	60,342
Total miles (000)	63,986	68,720
Average nonpaid empty miles per load	70.1	66.8
Revenue per tractor per week**	$3,672	$3,116
Average tractors during the period *	2,550	2,860

Tractors (end of period)
Company-owned	1,632	1,716
Independent contractor	865	1,115
Total tractors	2,497	2,831

Trailers (end of period)	9,319	11,859
Average effective trailing equipment usage	8,167	9,938

Integrated Capacity Solutions

Loads	60,110	54,355
Revenue per load	$1,243	$1,125
Gross profit margin	14.7%	14.8%
Employee count (end of period)	326	331
Approximate number of third-party carriers (end of period)	26,100	22,900

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,393	$7,651
Accounts Receivable	402,922	351,187
Prepaid expenses and other	67,252	103,807
Total current assets	475,567	462,645
Property and equipment	2,402,559	2,338,336
Less accumulated depreciation	857,434	858,852
Net property and equipment	1,545,125	1,479,484
Other assets	19,680	19,531
	$2,040,372	$1,961,660

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$49,000	$200,000
Trade accounts payable	249,730	192,103
Claims accruals	33,545	32,641
Accrued payroll	47,931	57,149
Other accrued expenses	29,194	19,191
Deferred income taxes	15,577	8,865
Total current liabilities	424,977	509,949

Long-term debt	649,249	454,207
Other long-term liabilities	40,423	39,480
Deferred income taxes	366,457	385,003
Stockholders' equity	559,266	573,021
	$2,040,372	$1,961,660

Supplemental Data
(unaudited)

	March 31, 2011	December 31, 2010

Actual shares outstanding at end of period (000)	120,234	121,490

Book value per actual share outstanding at end of period	$4.65	$4.72

	Three Months Ended March 31
	2011	2010

Net cash provided by operating activities (000)	$136,583	$86,675

Net capital expenditures (000)	$112,346	$47,673